For Immediate Release

  FROM:
  Ameritrans Capital Corporation
  For more information Contact:
  Gary Granoff
  (800) 214-1047


  AMERITRANS ANNOUNCES DEVELOPMENT WITH ARLINGTON, VIRGINIA PROPERTY INVESTMENT


New York, NY, May 19, 2005 - Ameritrans Capital Corporation (NASDAQ:AMTC,AMTCP) announced today certain information with respect to one of its portfolio investments. Ameritrans stated that it purchased, through its wholly-owned subsidiary Elk Associates Funding Corporation, a membership interest in Potomac Suites, LLC in December 2002 for $310,000 out of an aggregate financing of approximately $2.39 million. The proceeds were used to acquire a hotel in Arlington, Virginia which was operated as a short-term suite hotel. The hotel consists of 56 apartments and was built in the 1960's as an apartment building.

During calendar year 2004, Ameritrans received a distribution of $58,125 as a return of capital due to a refinancing of the property. In the fall of 2004, the managing member determined that due to the increased value of condominium units in the Arlington, Virginia area, it would be advantageous to convert the property into renovated condominium units and offer those units for sale.
The hotel was then closed for renovation and the managing member entered into purchase agreements with third party buyers for the purchase of 100% of the condominium units.


Ameritrans was recently notified by the managing member that as of May 9, 2005 Potomac Suites, LLC had closed on 23 condominium units. The managing member also advised that it had paid all the outstanding indebtedness on the property from the sale proceeds and that it is scheduled to close on the remaining
33 units by June 8, 2005. Thereafter, the managing member intends to distribute to Ameritrans $251,875 as a return of capital plus Ameritrans' share of the profits after making adjustments for certain operating expenses.

Gary Granoff, President of Ameritrans stated, "We are pleased with the timing and the results of our Potomac Suites investment, which we anticipate to be very profitable after the necessary expense adjustments have been made by the managing member. This advances Ameritrans' efforts to diversify its portfolio and to take advantage of opportunistic investments. We plan to continue to seek these opportunities in the future."


Ameritrans Capital Corporation is a specialty finance company engaged in making loans to and investments in small businesses. Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United
States Small Business Administration as a Small Business Investment Company
(SBIC) in 1980.  The Company maintains its offices at 747 Third Avenue,
4th Floor, New York, New York 10017.

THIS ANNOUNCEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PRESENTLY ANTICIPATED OR PROJECTED. AMERITRANS CAPITAL CORPORATION CAUTIONS INVESTORS NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS TO MANAGEMENT'S EXPECTATIONS ON THIS DATE.